PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 43 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                          November 4, 1998
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                        Senior Floating Rate Notes
                              ---------------

               We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the Maturity Date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

               The Internal Revenue Service Restructuring and Reform Act of 1998 eliminated the 18-month holding period requirement for certain individual taxpayers to qualify for the lowest tax rate for capital gain. The minimum holding period required to qualify for the lowest tax rate currently is 12 months.



Principal Amount:        $350,000,000

Maturity Date:           November 13, 2000; provided that if such day is
                         not a Business Day, the payment of principal and interest will be made on the next succeeding
                         Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual Date:   November 13, 1998

Interest Payment Dates:  Each February 13, May 13, August 13 and November 13,
                         commencing February 13, 1999, provided that the final Interest Payment Date will be the Maturity Date. If any such day (other than the Maturity
                         Date) is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day

Initial Interest Rate:   To be determined two London Banking Days prior to the
                         date of issuance

Base Rate:               LIBOR

Index Maturity:          3 Months

Spread (Plus or Minus):  Plus 0.60% per annum

Index Currency:          U.S. Dollars

Interest Payment Period: Quarterly

Specified Currency:      U.S. Dollars

Issue Price:             100%

Settlement Date
  (Original Issue Date): November 13, 1998

Initial Interest Reset
  Date: February 13, 1999, or if such day is not a Business Day, the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest Reset Date shall be the next preceding day that is a Business Day

Interest Reset Dates:    Same as Interest Payment Dates

Interest Reset Period:   Quarterly

Interest Determination
  Dates:                 Two London Banking Days prior to each
                         Interest Reset Date

Reporting Service:       Telerate (Page 3750)

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
  Subordinated Note:     Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Calculation Agent:       The Chase Manhattan Bank

Minimum Denomination:    $1,000

CUSIP:                   61745EMV0

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER